Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Second Quarter 2017 Financial Results

ARLINGTON, VA, July 24, 2017 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported a net loss attributable to common shareholders of $18.0 million, or $0.74 per diluted common share, and non-GAAP core operating income of $14.2 million, or $0.58 per diluted common share, for the quarter ended June 30, 2017. A reconciliation of non-GAAP core operating income to GAAP net income (loss) before income taxes appears at the end of this press release.

Second Quarter 2017 Financial Highlights

•	$0.74 per diluted common share of GAAP net loss
•	$0.58 per diluted common share of non-GAAP core operating income
•	$13.48 per common share of book value
•	$12.55 per common share of tangible book value
•	$0.55 per common share dividend

“The Company generated solid net interest income and non-GAAP core operating income during the second quarter,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer. “Despite three interest rate hikes in a six-month period by the Federal Reserve, the Company has continued to produce resilient spread earnings to support an attractive dividend to our common shareholders illustrating the importance of hedged funding costs on fixed rate portfolios.  Agency MBS pricing moderately underperformed interest rate swap hedges during the quarter leading to a decline in the Company’s tangible book value.  However, the Company delivered a positive total economic return for the quarter measured as the change in tangible book value plus the $0.55 per common share dividend.”

Other Second Quarter Highlights

As of June 30, 2017, the Company’s agency MBS investment portfolio totaled $5,340 million in fair value, consisting of $4,183 million of specified agency mortgage-backed securities (“MBS”) and $1,157 million of net long to-be-announced (“TBA”) agency MBS.  As of June 30, 2017, the Company’s $5,340 million agency MBS investment portfolio was comprised of the following:

•	$1,808 million of 3.5% coupon 30-year agency MBS
•	$3,388 million of 4.0% coupon 30-year agency MBS
•	$144 million of 4.5% coupon 30-year agency MBS

As of June 30, 2017, the Company’s $4,183 million specified agency MBS portfolio had a weighted average amortized cost basis of $105.52 and a weighted average market price of $104.99.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency MBS, were approximately one-half a percentage point as of June 30, 2017, relatively unchanged from March 31, 2017.

As of June 30, 2017, the Company’s net long TBA agency MBS investment portfolio had a purchase price of $1,161 million and market value of $1,157 million, resulting in a net GAAP carrying fair value of $(4) million.  Under GAAP, the gross fair value of the agency MBS underlying the Company’s TBA commitments is not recognized on the balance sheet as the Company accounts for its TBA commitments as derivative instruments.

As of June 30, 2017, the Company had $3,914 million of repurchase agreements outstanding with a weighted average rate of 1.33% and remaining weighted average maturity of 13 days secured by an aggregate of $4,102 million of agency MBS at fair value.

Interest income less interest expense on short-term financing on the Company’s agency MBS portfolio was $20.1 million for the second quarter of 2017 compared to $21.4 million for the first quarter of 2017, including the amortization of the Company’s net premium on its agency MBS of $8.5 million for the second quarter of 2017 compared to $7.4 million for the first quarter of 2017.  The Company’s weighted average yield on its agency MBS was 2.85% for the second quarter of 2017, unchanged from the first quarter of 2017, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 9.03% for the second quarter of 2017 compared to 8.17% for the first quarter of 2017.

The Company reported TBA dollar roll income of $4.3 million for the second quarter of 2017 compared to $3.4 million for the first quarter of 2017.  The implied weighted-average net interest spread of the Company’s TBA dollar rolls was 2.42% for the second quarter of 2017 compared to 2.45% for the first quarter of 2017.  TBA dollar roll income is considered the economic equivalent of investing in agency MBS financed with a repurchase agreement and is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security.   Under GAAP, the Company accounts for its TBA commitments as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements, U.S. Treasury note futures, and put and call options on 10-year U.S. Treasury note futures.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of June 30, 2017, the Company had $975 million in notional amount of interest rate swap agreements maturing in less than 3 years with a weighted average pay fixed rate of 1.18% and a remaining weighted average maturity of 1.7 years, $500 million in notional amount of interest rate swap agreements maturing between 3 to 7 years with a weighted average pay fixed rate of 1.91% and weighted average maturity of 4.0 years, and $2,000 million in notional amount of interest rate swap agreements maturing between 7 to 10 years with a weighted average pay fixed rate of 2.01% and a remaining weighted average maturity of 8.9 years.  In addition, the Company had $375 million in notional amount of forward starting two-year interest rate swap agreements that become effective in September and October of 2017 with a weighted average pay fixed rate of 1.13%.

In addition to interest rate swap agreements, the Company held $350 million in equivalent notional amount of short positions in 10-year U.S. Treasury note futures that were purchased during the second quarter of 2017 when the 10-year U.S. Treasury rate was 2.26%.  To limit exposure of its overall interest rate hedge portfolio in a significantly falling interest rate environment, the Company also purchased contracts that provide it with the option to call 10-year U.S. Treasury note futures from a counterparty with an equivalent notional amount of $700 million that were struck at a weighted average strike price per contract that equates to a 10-year U.S. Treasury rate of approximately 1.81%.

Excluding TBA dollar roll income and interest rate swap net interest expense included in non-GAAP core operating income, the Company had net investment gains on its investment portfolio of $15.9 million and net investment losses on its related interest rate derivative hedging instruments of $30.8 million for a net investment loss on its hedged investment portfolio of $14.9 million, or $0.58 per common share.

Income Taxes

The Company is subject to taxation as a corporation under Subchapter C of the Internal Revenue Code of 1986, as amended.  As of June 30, 2017, the Company estimated its net operating loss (“NOL”) carry-forward at $75.4 million that begins to expire in 2027, its net capital loss (“NCL”) carry-forward at $324.4 million that begins to expire in 2019, and its alternative minimum tax (“AMT”) credit carry-forward at $8.8 million that do not expire.  The Company’s estimated loss and tax credit carry-forwards as of June 30, 2017 are subject to potential adjustments up to the time of filing the Company’s income tax returns.  For GAAP purposes, the Company had a net deferred tax asset of $24.2 million, or $0.93 per common share, as of June 30, 2017.

Capital Issuances

During the second quarter of 2017, the Company issued 2,331,489 shares of Class A common stock at a weighted average public offering price of $14.51 per common share for proceeds of $33.4 million, net of underwriting discounts and commissions, under its equity distribution agreements.  On May 12, 2017, the Company completed a public offering in which it issued 135,000 shares of 7.00% Series B Cumulative Perpetual Redeemable Preferred Stock (“Series B Preferred Stock”) at a public offering price of $24.00 per share for proceeds of $3.1 million, net of underwriting discounts and commissions.  During the second quarter of 2017, the

Company issued an additional 21,310 shares of Series B Preferred Stock at a weighted average public offering price of $24.41 per share for proceeds of $0.5 million, net of underwriting and commissions, under its equity distribution agreement.

Distributions to Shareholders

The Company’s Board of Directors approved a distribution to common shareholders of $0.55 per share for the second quarter of 2017.  The distribution will be paid on July 31, 2017 to shareholders of record as of June 30, 2017.  The Company’s Board of Directors also approved an initial distribution to its Series B preferred shareholders of $0.238 per share for the second quarter of 2017.  The distribution was paid to shareholders on June 30, 2017 to shareholders of record as of June 19, 2017.

The tax characterization of the Company’s distributions to shareholders is determined annually and reported to shareholders on Form 1099-DIV after the end of the calendar year.  As a C-corporation, distributions to common and preferred shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% maximum federal income tax rate whereas similar distributions to shareholders by a REIT of current or accumulated earnings and profits are nonqualified dividends subject to the higher 43.4% maximum federal tax rate, inclusive of the 3.8% Medicare tax rate, on ordinary income.  Any distributions in excess of current or accumulated earnings and profits would be reported as returns of capital instead of qualified dividends.  Distributions that are classified as returns of capital are nontaxable to the extent they do not exceed a shareholder's adjusted tax basis in the Company’s stock, or as a capital gain to the extent that the amount of the distribution exceeds a shareholder's adjusted tax basis in the Company’s stock.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Tuesday, July 25, 2017 to discuss the Company’s second quarter 2017 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carry-forwards and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates, changes in the Company’s returns, changes in the use of the Company’s tax benefits, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carry-forwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	June 30, 2017	March 31, 2017 (4)
ASSETS
Cash and cash equivalents	$73,308	$15,775
Interest receivable	12,785	13,723
Sold securities receivable	—	160,431
Mortgage-backed securities, at fair value
Agency	4,182,529	4,391,274
Private-label	74	1,292
Derivative assets, at fair value	7,965	5,546
Deferred tax assets, net	24,162	40,546
Deposits, net	65,339	63,782
Other assets	2,729	3,520
Total assets	$4,368,891	$4,695,889
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$3,913,699	$4,241,855
Interest payable	3,020	2,415
Accrued compensation and benefits	2,958	1,589
Dividend payable	15,548	15,964
Derivative liabilities, at fair value	4,038	6,096
Other liabilities	1,233	4,380
Long-term unsecured debt	73,768	73,712
Total liabilities	4,014,264	4,346,011
Equity:
Preferred stock (liquidation preference of $3,908 and $-0-, respectively)	3,500	—
Common stock	260	236
Additional paid-in capital	1,944,847	1,911,194
Accumulated deficit	(1,593,980)	(1,561,552)
Total equity	354,627	349,878
Total liabilities and equity	$4,368,891	$4,695,889
Book value per common share (1)	$13.48	$14.79
Tangible book value per common share (2)	$12.55	$13.08
Common shares outstanding (in thousands) (3)	26,026	23,652

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.

(2) Tangible book value per common share is calculated as total equity less the preferred stock liquidation preference and net deferred tax assets divided by common shares outstanding.

(3) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

(4) During the second quarter of 2017, the Company determined that it was appropriate to revise the previously reported deferred tax asset, net and accumulated deficit by decreasing the deferred tax asset, net and increasing the accumulated deficit by $24,603.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Interest income
Agency mortgage-backed securities	$31,397	$30,286	$24,073	$23,917
Private-label mortgage-backed securities	43	37	473	1,655
Other	21	20	31	82
Total interest income	31,461	30,343	24,577	25,654
Interest expense
Short-term secured debt	11,314	8,859	7,231	6,193
Long-term unsecured debt	1,214	1,207	1,205	1,197
Total interest expense	12,528	10,066	8,436	7,390
Net interest income	18,933	20,277	16,141	18,264
Investment (loss) gain, net
Realized gain on sale of available-for-sale investments, net	—	—	2,931	2,439
Gain (loss) on trading investments, net	15,855	(4,219)	(122,332)	2,468
(Loss) gain from derivative instruments, net	(31,678)	2,305	88,285	15,196
Other, net	(147)	152	(87)	619
Total investment (loss) gain, net	(15,970)	(1,762)	(31,203)	20,722
General and administrative expenses
Compensation and benefits	2,804	3,445	2,776	3,430
Other general and administrative expenses	1,350	1,480	1,343	1,200
Total general and administrative expenses	4,154	4,925	4,119	4,630
(Loss) income before income taxes	(1,191)	13,590	(19,181)	34,356
Income tax provision	16,737	8,336	22,255	15,543
Net (loss) income	(17,928)	5,254	(41,436)	18,813
Dividend on preferred stock	(35)	—	—	—
Net (loss) income (attributable) available to common stock	$(17,963)	$5,254	$(41,436)	$18,813
Basic (loss) earnings per common share	$(0.74)	$0.22	$(1.79)	$0.82
Diluted (loss) earnings per common share	$(0.74)	$0.22	$(1.79)	$0.81
Weighted average common shares outstanding (in thousands)
Basic	24,319	23,652	23,167	23,038
Diluted	24,319	23,897	23,167	23,349
Other comprehensive (loss) income, net of taxes
Unrealized losses on available-for-sale securities	$—	$—	$—	$(221)
Reclassification in investment loss, net, related to sales of available-for-sale securities	—	—	(4,685)	(2,324)
Comprehensive (loss) income	$(17,928)	$5,254	$(46,121)	$16,268

The following tables present information on the Company’s investment and hedge portfolio as of June 30, 2017 (unaudited, dollars in thousands):

Agency MBS:

Fair Value
Specified agency MBS	$4,182,529
Net long agency TBA position	1,156,841
Total	$5,339,370

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
3.5%	$1,321,063	$63,350	$1,384,413	$(23,260)	$1,361,153	$103.03	3.50%	7.0
4.0%	2,529,999	145,582	2,675,581	2,410	2,677,991	105.85	4.00%	6.3
4.5%	132,812	10,828	143,640	(277)	143,363	107.94	4.50%	5.3
5.5%	20	—	20	2	22	111.66	5.50%	5.6
Total/weighted-average	$3,983,894	$219,760	$4,203,654	$(21,125)	$4,182,529	104.99	3.85%	6.5

Net Long Agency TBA Positions:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
30-year 3.5% coupon purchase commitments	$435,000	$448,641	$446,826	$(1,815)
30-year 4.0% coupon purchase commitments	700,000	738,535	736,312	(2,223)
30-year 4.0% coupon sale commitments	(25,000)	(26,344)	(26,297)	47
Total TBA commitments, net	$1,110,000	$1,160,832	$1,156,841	$(3,991)

Interest Rate Swaps Currently Effective:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)	Fair Value
Years to maturity:
Less than 3 years	$975,000	1.18%	1.24%	0.06%	1.7	$352
3 to less than 7 years	500,000	1.91%	1.21%	(0.70)%	4.0	644
7 to 10 years	2,000,000	2.01%	1.23%	(0.78)%	8.9	5,721
Total / weighted-average	$3,475,000	1.76%	1.23%	(0.53)%	6.2	$6,717

Forward-Starting Interest Rate Swaps:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Term After Effective Date (Years)	Fair Value
Effective in September / October 2017	$375,000	1.13%	2.0	$190

10-year U.S. Treasury Note Futures:

Maturity Date	Notional Amount	Net Fair Value
September 2017	$350,000	$984

Options on 10-year U.S. Treasury Note Futures:

	Notional Amount	Weighted-average Strike Price	Implied Strike Rate (1)	Net Fair Value
Purchased call options:
July 2017 expiration	$700,000	129.9	1.81%	$27
(1)	The implied strike rate is estimated based upon the weighted average strike price per option contract and the price of an equivalent U.S. Treasury note futures contract.

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” less “core general and administrative expenses.”

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest bearing financial instruments as well as agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
GAAP net interest income	$18,933	$20,277	$16,141	$18,264
TBA dollar roll income	4,298	3,398	6,426	5,321
Interest rate swap net interest expense	(5,293)	(5,409)	(4,326)	(5,126)
Economic net interest income	17,938	18,266	18,241	18,459
Core and general administrative expenses	(3,681)	(4,024)	(3,326)	(3,612)
Preferred stock dividend	(35)	—	—	—
Non-GAAP core operating income	$14,222	$14,242	$14,915	$14,847

Non-GAAP core operating income per diluted common share	$0.58	$0.60	$0.64	$0.64
Weighted average diluted common shares outstanding	24,552	23,897	23,343	23,349

The following table provides a reconciliation of GAAP pre-tax net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
GAAP (loss) income before income taxes	$(1,191)	$13,590	$(19,181)	$34,356
Less:
Total investment loss (gain), net	15,970	1,762	31,203	(20,722)
Stock-based compensation expense	473	901	793	1,018
Preferred stock dividend	(35)	—	—	—
Add back:
TBA dollar roll income	4,298	3,398	6,426	5,321
Interest rate swap net interest expense	(5,293)	(5,409)	(4,326)	(5,126)
Non-GAAP core operating income	$14,222	$14,242	$14,915	$14,847

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income and comprehensive income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.